                                    EXHIBIT S

                    Amendment to Nash First Option Agreement

Agreement made as of November 15, 2001, by and among Ronald Nash (the "Optionholder") and Robert S. Trump (the "Shareholder").

                              W I T N E S S E T H:


WHEREAS, the Optionholder and the Shareholder entered into an option agreement dated as of November 17, 1999, granting an option to the Optionholder to purchase up to 500,000 shares of Common Stock of BrandPartners Group, Inc. (formerly known as Financial Performance Corporation) owned, beneficially and of record, by the Shareholder, at a purchase price of $.8125 per share (the "Nash Option Agreement"); and

WHEREAS, the parties hereto desire to amend the Option Agreement as herein set forth. NOW, THEREFORE, in consideration of the premises, the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                  1. Section 1(c) of the Nash Option Agreement is hereby amended to extend the Termination Date by one (1) year to November 17, 2002. Accordingly, effective as of the date hereof, Section 1(c) of the Nash Option Agreement is hereby amended and restated in its entirety to read as follows:

                  "(c) The Option shall expire and cease to be exercisable on the date (hereinafter, the "Termination Date") which shall be three years after the date of this Agreement. Accordingly, the Termination Date shall be November 17, 2002.

                  2. All capitalized terms not specifically defined herein shall have the meaning ascribed to such terms in the Nash Option Agreement.

                  3. Except as otherwise set forth in this agreement, all of the terms and provisions of the Nash Option Agreement shall remain unmodified and in full force and effect.

                  4. The covenants, agreements, terms, provisions and conditions contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and permitted assigns, if any.

                  5. This Agreement may not be modified orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

                  6. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. This Agreement may be validly executed via facsimile signature.

                  IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

                                          /s/ Ronald Nash
                                           ----------------------------
                                          Ronald Nash

                                          /s/ Robert S. Trump
                                          ---------------------------
                                          Robert S. Trump









                                        9